Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

1.   Parties. This Separation Agreement and General Release (“Agreement”) is entered into between Mark Siebert (“You” or “Your”) and Ranpak Corp. (the “Company”). This Agreement will also be binding on Your heirs, successors, agents and assigns. This Agreement releases the Company as well as its past, present and future successors, assigns, members, and direct and indirect parents, subsidiaries and other affiliates, together with its and their respective past, present and future predecessors, successors, assigns, officers, trustees, insurers, directors, shareholders, administrators, managers, members, advisors, employees, heirs, agents and attorneys, including, without limitation, any and all current or former management and supervisory employees, and all persons acting in concert with any of them (hereinafter collectively termed the “Released Parties”).

2.   Severance Date. Your final day of employment with the Company will be Friday, May 16, 2025 (“Severance Date”).

(a)   Following the Severance Date, You will no longer be an employee of the Company and will no longer be authorized to incur any expenses, obligations or liabilities on behalf of the Company nor represent to third parties that You are authorized to act on the Company’s behalf.

(b)   You will be paid, through Your Severance Date, for (i) all time worked and (ii) reimbursement of business expenses pursuant to company policy.

(c)   Other than as set forth in this Agreement, You acknowledge that You will not be entitled to any employment benefits following Your Severance Date.

(d)   If You are party to any agreement with the Company concerning the grant of any equity (“Equity Agreement”), other than as set forth in Section 4 of this Agreement, this Agreement does not alter or supersede any Equity Agreement.  All Equity Agreements remain in full force and effect pursuant to their terms.

(e)   You acknowledge and agree that, except as expressly set forth in this Agreement, You are not entitled to receive any additional compensation, bonus, equity compensation, payment in lieu of any paid time off, equity awards, severance payments or other payments or benefits of any kind from the Company or its parents, subsidiaries or its affiliates, or with respect to Your employment with the Company or any of its parents, subsidiaries and affiliates.

3.   Release.

(i)	In exchange for consideration given to You under this Agreement (and subject to paragraph 3(ii) below), You on behalf of Yourself and Your heirs, executors, administrators, successors and assigns, hereby voluntarily, unconditionally, irrevocably and absolutely give up the right to bring and releases all claims, demands, causes of action, actions, demands, debts, damages, losses, or liabilities of any nature whatsoever in law and in equity, known or unknown, suspected or unsuspected of any nature whatsoever (hereinafter, “Claims”) against the Released Parties. The Claims that You are giving up and releasing include, but are not limited to: (1) any claim to benefits under any severance pay plan or policy, except as set forth in paragraph 4 below; (2) claims under the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), The Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), as amended, the Equal Pay Act, as amended, the Family and Medical Leave Act, as amended, and any other Federal, State or local employment law, including without limitation, Ohio Rev. Code § 4112 (all as amended); (3) any claim that the Company breached any contract or promise, express or implied, or any term or condition of Your employment with the Company; (4) any claim for promissory estoppel arising out of Your employment with the Company; (5) any claims for breach of any common law, statutory and/or constitutional claim arising under State and/or Federal law; (6) any other claim, including, but not limited to, those claims arising out of Your employment with the Company or the termination of Your employment with the Company; (7) any claim for discrimination, wrongful discharge or retaliation; (8) any claims for attorneys’ fees; (9) any claim for damages resulting from injuries, harassment, anguish, pain and suffering and emotional distress; and (10) any other claims You may have against the Released Parties. You understand that You may later discover claims or facts that may be different than, or in addition to, those which You now know or believe to exist with regard to the subject matter of this release, and which, if known at the time of executing this Agreement, may have materially affected this release or Your decision to enter into it. You hereby waive any right or claim that might arise as a result of such different or additional claims or facts.

You represent that You have not transferred or assigned any Claim released in this Agreement. You agree that You will not file a lawsuit regarding any Claim released in this Agreement.

(ii)	You understand that this Agreement does not preclude You from filing any charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or other governmental or administrative agency or from participating in any investigation, hearing, or proceeding of the EEOC, the NLRB or other governmental or administrative agency, if You choose to do so. However, by signing this Agreement and agreeing to the release of Claims, You are waiving Your right to recover individual relief in any such charge or complaint relating to Your employment or termination of employment with the Company, except where such waiver of individual relief is prohibited. By signing this Agreement, You also are not giving up: (i) any rights or claims that arise out of events after You sign this Agreement; (ii) any right to any benefits to which You are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 198 the Company, as amended, or Your rights, if any, under COBRA; (iii) any claim to enforce this Agreement or to challenge the validity of the release in this Agreement under the ADEA; (iv) any right or claim for unemployment compensation or workers’ compensation benefits; (v) any rights that cannot be waived by operation of law; or (vi) any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, or Section 922 of the Dodd- Frank Wall Street Reform and Consumer Protection Act.

4.   Consideration. In exchange for Your signing this Agreement and provided that You comply with this Agreement and Your Restrictive Covenants (defined in paragraph 5), the Company will provide the following at the time periods specified:

(i)	The below-listed restricted stock unit (“RSUs”) awards will not be forfeited because of separation and will continue to vest according to the originally defined vesting schedule in accordance with their terms, the continued employment requirement being waived:

(a)   4,914 shares from the grant dated May 2, 2023, scheduled to vest in March 2026, and

(b)   4,914 shares from the grant dated March 14, 2024, scheduled to vest in March 2026

Note that because the above-listed RSUs will not be subject to forfeiture, You will owe Social Security and Medicare tax on the value of the RSUs immediately, which can be deducted from other compensation due to You.

For clarity, Ranpak has no claim to shares that you currently own as fully-vested shares.

(ii)	Your obligations under Your Employee-Employer Relocation Agreement to repay any relocation amounts are waived.

You acknowledge that the compensation set forth in this paragraph 4 is beyond anything to which You would be entitled and is being offered for a full release of claims.

5.   Restrictive Covenants.  Other than accrued payments for time worked, all payments and benefits provided under this Agreement (including paragraph 4) are also conditioned upon Your adherence to all non-competition, non-solicitation, confidentiality, and any other restrictive covenant obligations that You are subject to, which are hereby incorporated by reference (collectively, the “Restrictive Covenants”).  You understand and acknowledge that nothing in this Agreement alters or suspends, in any way, any obligation under any of Your Restrictive Covenants following Your termination of employment, and all such obligations shall remain in full force and effect.

6.   Compensation/Injury/Leave. You agree that: (a) You have been paid for all time worked; (b) You have not suffered any on-the-job injury for which You have not already filed a claim; and (c) You have been properly provided any needed military, family or medical leaves of absence and that You have not been subjected to any improper treatment, conduct or actions due to or related to Your request for, or taking of, any such leave of absence.

7.   No Admission of Liability. By entering into this Agreement, You understand and agree that neither You nor the Company make any admission of any failing or wrongdoing. You understand that the Company is not offering this Agreement because it believes that You have any valid legal claims against the Company. The Released Parties expressly deny any liability or alleged violation of any law or policy. The furnishing of money under this Agreement will not be deemed an admission of liability or wrongdoing by the Released Parties.

8.   Acknowledgment. You received a copy of this Agreement on May 7, 2025. No deadline of less than twenty-one (21) days has been imposed upon You to sign this Agreement. If You are signing this Agreement less than 21 days from the date You received it, You understand that You do not have to do so. The offer in this Agreement will remain open for 25 days following Your receipt, after which it will be withdrawn (if not accepted by You).

9.   Revocation Period. You may revoke this Agreement at any time within seven (7) days after signing it by providing written notice of revocation by hand delivery or electronic mail addressed to Sara Horvath at horvath.sara@ranpak.com or 7990 Auburn Road, Concord Township, Ohio 44077. If You revoke, the Company owes You nothing under this Agreement. This Agreement will not become effective and enforceable until the day following the seven (7) day revocation period ends without Your revoking this Agreement (the “Effective Date”).

10.   Voluntary Execution/Consultation with an Attorney. You acknowledge that You have had the opportunity to talk with an attorney before signing this Agreement, if You chose to do so, and it has been Your choice to do so or not. With this Agreement, the Company informs You, in writing, that You should talk with an attorney before signing this Agreement. You understand that You are responsible for any costs or fees resulting from an attorney’s review of this Agreement. If You have signed this Agreement without consulting with an attorney, You have done so knowingly and voluntarily, and in exchange for good and valuable consideration to which You would not be entitled to without signing this Agreement.

11.   Confidentiality/Return/Deletion of Property and Information. You acknowledge that You have an obligation of confidence and non-disclosure with respect to any and all confidential information and trade secrets that You acquired during the course of employment with the Company. This obligation of confidence and non-disclosure extends to both the Company’s information and third-party information held by the Company in confidence, and this obligation continues after the Severance Date. You are prohibited from using or disclosing such information. You also agree that You either have or will return to the Company any and all property and information of the Released Parties which came into Your possession, or which You prepared or helped prepare, in connection with or during Your employment. You will not retain any copies of such property or information. This includes any property and information of the Released Parties contained on any flash drive or other electronic storage device in Your possession. You represent and agree that all such property will be returned and/or deleted. This paragraph is meant to work with and supplement any confidentiality obligations You may have in any Restrictive Covenant (as defined in paragraph 5).

12.   Construction of Agreement/Entire Agreement. This Agreement shall be governed by the laws of the State of Ohio without regard to conflict of laws principles. This Agreement is the entire agreement between You and the Company with respect to the subject matter of this Agreement. You understand that Your Restrictive Covenants are not terminated by this Agreement and all post-employment obligations continue after the Severance Date. You acknowledge that You are not relying on any representations other than those set forth in this Agreement.

13.   No Modification. This Agreement may not be changed, modified, or altered without the express written consent of You, on the one hand, and the senior human resource officer or senior legal officer of the Company, on the other hand.

14.   Headings. The headings contained in this Agreement are for reference only and shall not in any way affect its meaning or interpretation.

15.   No Waiver. A waiver by the Company of any breach of this Agreement shall not operate or be understood to be a waiver of any other provision or a waiver of any subsequent breach of this Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and consistent with the intent that this Agreement be a complete resolution of the employment relationship between You and the Company. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such provision shall be ineffective only to the extent of such judgment, and shall not affect, impair or invalidate the remainder of such provision or any other provision of this Agreement. Any invalid or unenforceable provision shall be modified to the extent necessary to allow for enforceability and to give effect to the original intent of the parties hereto to the extent possible.

16.   Taxes. The Company may withhold from any amounts payable under this Agreement all Federal, State, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for You with respect to any payment provided to You hereunder, and You shall be responsible for any taxes imposed on You with respect to any such payment. The Company does not make any representations and is not providing any advice regarding the tax consequences of any amounts paid hereunder, including but not limited to taxes, interest and penalties under Section 409A of the Internal Revenue Code and similar liabilities under state tax laws. No indemnification or gross-up is payable under this Agreement with respect to any such tax, interest, penalty or similar liability, and no interest is payable on any payment or benefit.

17.   Assignment. Except as set forth herein, no rights of any kind under this Agreement shall, without the prior written consent of the Company, be transferable to or assignable by You or any other person, or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. the Company may assign its rights and obligations under this Agreement at any time to any successor, subsidiary or assign.

18.   Legal Process/Disclosure. Nothing in this Agreement prohibits You or the Company from (a) reporting any good faith allegation of unlawful employment practices to any appropriate state, federal or local government agency, including (without limitation) any claim of sexual assault or sexual harassment; (b) initiating, testifying, assisting, complying with a subpoena from or participating in any manner with an investigation conducted by the appropriate local, state, or federal agency; (c) responding accurately and fully to any question or request for information when required by law, regulation, or legal process; (d) requesting or receiving confidential legal advice; (e) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which You are entitled; and/or (f) reporting possible violations of state or federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of state or federal law or regulation (and You do not need the prior authorization of the Company to make any such reports or disclosures and You shall not be required to notify the Company that such reports or disclosures have been made). This Agreement also should not be construed to prohibit any form of Section 7 activity under the National Labor Relations Act (“NLRA”), nor is anything in this Agreement intended to prevent, deter, or interfere with employees in the exercise of any employee rights under the NLRA.

19.   Signatures. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement. Signatures transmitted by facsimile, PDF or other electronic means shall be effective as original signatures for execution of this Agreement.

20.   Full Understanding. BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE: (a) THAT YOU HAVE CAREFULLY READ THIS AGREEMENT; (b) THAT YOU HAVE HAD A REASONABLE TIME TO CONSIDER THE LANGUAGE AND EFFECT OF THIS AGREEMENT; (c) THAT YOU UNDERSTAND THAT THIS AGREEMENT IS A FINAL AND BINDING LEGAL DOCUMENT; (d) THAT THE COMPANY HAS INFORMED YOU, IN WRITING, TO TALK WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT; (e) THAT YOU UNDERSTAND THAT YOU ARE NOT RELEASING ANY CLAIMS ARISING OUT OF CIRCUMSTANCES OCCURRING AFTER YOU SIGN THIS AGREEMENT; (f) THAT, IN CONSIDERATION FOR THE PROMISES MADE IN THIS AGREEMENT, YOU ARE RECEIVING BENEFITS TO WHICH YOU WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE; (g) THAT YOU KNOW, UNDERSTAND AND AGREE WITH THE CONTENTS OF THIS AGREEMENT; AND (h) THAT YOU ARE SIGNING THIS AGREEMENT VOLUNTARILY BECAUSE YOU ARE SATISFIED WITH ITS TERMS AND CONDITIONS.

I AGREE:

Mark Siebert	For the Company:

/s/ Mark Siebert	/s/ Sara Horvath

Dated:	May 7, 2025

Name:	Sara Horvath
Title:	EVP, Chief Legal & HR Officer
Dated:	May 7, 2025